Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (the “Agreement”) is entered into as of April 8, 2025 (the “Effective Date”), by and between:

●	County Line Industrial LLC, an Oklahoma limited liability company, with its principal place of business located at Country Line Industrial, LLC. 506 Double Springs Road, Bokchito, Oklahoma 74726 (“County Line” or “Seller”), and

●	Safe & Green Holdings Corp., a Delaware corporation, with its principal place of business located at 990 Biscayne Blvd., #501, Office 12, Miami, FL 33132 (“Buyer”).

RECITALS

WHEREAS, Buyer and Seller entered into a Letter of Intent (“LOI”) on February 20, 2025, outlining the general terms and conditions under which the transaction described herein is to take place, which is incorporated by reference into this Agreement. A copy of LOI is attached hereto to this Agreement as Schedule A; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase certain assets of Seller, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.	DEFINITIONS

1.1	“Assets” means all of the assets of Seller, including but not limited to the following, to be transferred to Buyer under this Agreement:

(a).	Tangible Personal Property: Valued at approximately $233,000, including all machinery, equipment, tools, vehicles, equipment, computers, and other tangible personal property used in the operation of the business, as more fully detailed in Schedule C List of Assets attached hereto.

(b).	Inventory Items: All inventory related to the business operations, including but not limited to finished goods, raw materials, work in progress, packaging, parts, and supplies.

(c).	Goodwill: Valued at approximately $767,000, associated with Seller’s customer relationships, brand, and market position.

(d).	Contracts. All customer contracts of Seller set forth in Schedule C.

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(e).	Permits. All permits held by Seller and required for conduct of the Business as currently conducted.

(f).	Warranties. All of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Assets purchased by Buyer pursuant to this Agreement.

1.2	“Business” means the business conducted by the Seller, consisting of

(a).	Mobile Welding Services. Includes Area Fencing, Plant Stand Up/Tear Down, Crack Repairs, Bin Re-alignments, Cattle Guards and Gates and Corner Post and Stretch Post; and

(b).	Fabrication. Pipe Fabrication- Oil and Gas and Commercial Buildings, Skids/Structural Steel, and Handrails/Ladders; and

(c).	Equipment/Dirt Work Services. Driveways and ROW Surfacing, ROW Work, and Demolition; and

(d).	Custom Fabricated Rooms. Offices, Bathrooms, Showers, Storage Rooms, Data Rooms, Tack Rooms and Deer Cabins

1.3	“Closing” means the closing of the transaction described herein, where the sale and transfer of the Assets to Buyer occurs.

2.	PURCHASE AND SALE OF ASSETS

2.1	Sale of Assets

On the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, and convey to Buyer, and Buyer agrees to purchase from Seller, all rights, title, and interest in and to the Assets, free and clear of all liens, claims, and encumbrances, except for those liabilities expressly assumed by Buyer under this Agreement.

2.2	Seller Vehicles & Financial Obligations: Concurrent with the payment The Seller shall pay all obligations of the following vehicles as set forth below:

●	Ford F-150 - Balance: $38,000 (Lender:

●	Ram 3500 - Balance: $29,000 (Lender:

●	Polaris 1000 Utility Vehicle - Balance: $25,000 (Lender:

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3.	PURCHASE PRICE AND PAYMENT TERMS

3.1	Purchase Price

The total purchase price for the Assets shall be $1,000,000 (“Purchase Price”).

3.2	Payment of Purchase Price

The Purchase Price shall be paid by Buyer to Seller as follows:

●	Closing Payment: A cash payment of $125,000 will be made at the Closing (the “Closing Payment”).

●	Installment Payments: The remaining balance of $875,000 will be paid in three installments as follows:

○	$100,000 due on May 15, 2025;
○	$250,000 due on July 15, 2025;
○	$525,000 due on January 31, 2026.

The Deferred Payments will bear no interest.

3.3	Payable Due to Seller

The Parties acknowledge that the current payable due from the Seller to County Line, in the approximate amount of $76,000 (the “AP”), shall be paid to County Line on or before May 1, 2025. County Line agrees that the vehicle financial obligations set forth in Section 2.2 shall be paid prior to or concurrent with Buyer’s payment of the AP to Seller.

4.	CLOSING

4.1	Closing Date

The Closing shall take place remotely or at a mutually agreed-upon location on April 15, 2025 (the “Closing Date”), or such other date as the parties may mutually agree in writing.

4.2	Deliveries at Closing

At the Closing, the following shall occur:

(a).	Seller shall deliver to Buyer:

(i).	The Assets to Buyer’s facility located at 101 Waldron Road, Durant, OK.

(ii).	A bill of sale transferring title to the Assets.

(iii).	Assignments and any necessary documents to transfer intellectual property rights, contracts, leases, or any other applicable rights.

(iv).	Any required third-party consents to the transfer of the Assets.

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(b).	Buyer shall deliver to Seller:

(i).	The Closing Payment of $125,000.

(ii).	Any other documents necessary to effectuate the transaction.

5.	EMPLOYEE TRANSFERS AND EMPLOYMENT AGREEMENTS

5.1	Employees to be Hired

At the Closing, Safe & Green shall employ Carter Fields and seven other key employees of County Line (the “Key Employees”). The Key Employees are critical to acquiring the goodwill of the business.

5.2	Agreements with Personnel

At Closing, the following agreements shall be entered into:

(i).	Carter Fields will sign an employment offer letter to serve as General Manager in the form attached hereto as Schedule D.

(ii).	will each sign Rig Welder Contractor Agreements, in the form attached hereto as Schedule E at a rate of . .

(iii).	will each be hired as hourly employees.

5.3	Employee Status and Terms

The Key Employees will be retained on terms agreed upon by Buyer and each Key Employee. All Key Employees shall be subject to certain terms and condition of employment, including but not limited to non-competition, confidentiality, and non-solicitation.

6.	DELIVERY OF ASSETS AND LIABILITIES

6.1	Delivery of Assets

At the Closing, Seller shall deliver all of the Assets to Buyer, free and clear of all liabilities, liens, loans, and encumbrances, and shall ensure that the Assets are in good working condition, subject to normal wear and tear.

6.2	No Assumption of Liabilities

Except for any liabilities expressly assumed by Buyer set forth herein, Buyer shall not assume or be responsible for any of the Seller’s liabilities, debts, or obligations, whether existing as of the Closing Date or arising thereafter.

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7.	REPRESENTATIONS AND WARRANTIES

7.1	Seller’s Representations and Warranties

Seller represents and warrants to Buyer as follows:

(a).	Title to Assets: Seller has good and marketable title to the Assets, free and clear of all liens, claims, and encumbrances, except as disclosed to Buyer.

(b).	No Violation: The execution and delivery of this Agreement and the sale of the Assets does not violate any agreement, law, or regulation binding on Seller.

(c).	Compliance: Seller is in compliance with all applicable laws and regulations, including environmental, zoning, and health and safety laws, as they relate to the Assets.

(d).	Production Process And Facilities

(i).	Nature of Operations. Seller operates primarily as a service-based company rather than a product provider. The core of Seller’s operations involves providing welding and cutting services to clients. All procedures related to welding and cutting are carried out in strict accordance with national standards, unless otherwise specified on project prints for a custom build. The services are provided with a focus on precision and quality, ensuring compliance with project-specific requirements as dictated by the client or project documentation.

(ii).	Quality Assurance. Seller has established a robust quality assurance system to maintain high standards across its service offerings. The Field Supervisor plays a critical role in this process by ensuring that all welding and cutting work meets the standards outlined in the project prints. The Field Supervisor is responsible for overseeing the execution of each project and performing quality checks to verify that all work complies with the specifications.

(iii).	In the absence of the Field Supervisor, the Lead Man assumes the responsibility for quality assurance. The Lead Man ensures that the work conducted meets the agreed-upon standards and that quality is maintained on behalf of both the client and the Seller. The Lead Man acts as the point of contact for overseeing operational quality when the Field Supervisor is unavailable, ensuring that the company’s service standards are consistently upheld throughout the project.

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(e).	Due Diligence

(i).	Due Diligence Review. Buyer and Seller have conducted a thorough due diligence review of the Business, including but not limited to the Assets, financial records, operations, contracts, intellectual property, and liabilities. Both parties have exchanged relevant information and conducted inspections, audits, and analyses necessary to evaluate the transaction.

(ii).	Due Diligence Checklist Responses. As a result of this review, a report titled “Due Diligence Checklist Responses” has been prepared and is appended to this Agreement as Exhibit A for reference. This report outlines the key findings of the due diligence process and serves as a reference for the parties regarding the information reviewed, questions raised, and clarifications provided. A copy of Due Diligence Checklist Responses is attached hereto to this Agreement as Schedule B;

(iii).	No Further Representations. Except as expressly set forth in this Agreement, Buyer acknowledges that it has had the opportunity to review the Business, including all documents and records related to the Business, and that it is relying on its own judgment in proceeding with the transaction. The Seller has provided all relevant information to Buyer in connection with the due diligence review, and Buyer is not relying on any representations or warranties not expressly stated in this Agreement.

(f).	Certifications And Licensing

(i).	No Certifications or Licenses Required. Seller operates its business without the need for specific certifications or licenses to perform the services it provides. The work conducted by Seller, primarily consisting of welding and cutting services, does not require any specialized certifications or licensing beyond the qualifications of its personnel and the adherence to industry standards.

(ii).	Key Personnel Qualifications. No formal certifications or licenses are necessary to perform the work Seller currently undertakes, Carter Fields, the General Manager of Seller, holds a state steam card for pressure pipe welding (Code B51.1), which is a recognized certification within the industry. This certification reflects Carter Fields’ qualifications and expertise in pressure pipe welding.

(iii).	Experience as Primary Requirement. The primary requirement for performing the work Seller does is extensive experience in welding and cutting procedures. Seller’s personnel, including Carter Fields and other key employees, bring years of experience to the business, and the skillset and expertise of these individuals are critical to maintaining the high-quality standards of Seller’s operations.

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7.2	Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

(i).	Authority: Buyer has full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(ii).	No Violation: The execution and delivery of this Agreement by Buyer does not violate any agreement or law binding on Buyer.

8.	COVENANTS

8.1	Confidentiality

Both parties agree to maintain the confidentiality of this Agreement and any proprietary information shared in connection with the transaction, except as required by law.

8.2	Conduct of Business Prior to Closing

Between the date of this Agreement and the Closing, Seller agrees to:

(i).	Operate the Business in the ordinary course of business.

(ii).	Not transfer, sell, or encumber any assets related to the Business without Buyer’s consent.

8.3	Non-Competition

Commencing on the Closing Date, and for a period of two (2) years thereafter, Carter Fields, the sole owner of Seller, shall not, directly or indirectly, engage or invest in, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, or be employed by, associated with, or in any manner connected with, lend his/her name or any similar name to, lend his/her credit to, or render services or advice to, any business engaged, in whole or in part, in a business similar to the Business within 250 miles of Durant, Oklahoma.

8.4	Non-Circumvention

Commencing on the Closing Date, and for a period of two (2) years thereafter, Carter Fields, the sole owner of Seller, shall not circumvent the Buyer and covenants not to, directly or indirectly, make contact with, solicit, deal with, enter into transactions with, or otherwise be involved in any transaction(s) with regard to any source, contact, lender, broker, client, customer, vendor, strategic partner, employee, officer, director, and/or any other entity or person that (a) is a contact of Seller as of the Effective Date, (b) has an existing business relationship with the Seller as of the Effective Date, or (c) becomes known to Carter Fields during the term of his employment with the Company, without the Buyer’s prior written approval and direct involvement.

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8.5	Non-Solicitation

Commencing on the Closing Date, and for a period of two (2) years thereafter, Carter Fields, the sole owner of Seller, shall not, directly or indirectly, on its behalf or as an owner, principal, partner, stockholder, officer, director, employee, agent, consultant, or independent contractor of any partnership, firm, or entity, induce or solicit or attempt to induce or solicit: (i) the Buyer’s vendors, suppliers, customers, or clients to terminate, curtail, or restrict its relationship with Buyer, (ii) the Seller’s vendors, suppliers, customers, or clients to terminate, curtail, or restrict its relationship with Buyer; or (iii) any person or entity employed or contracted by Buyer to leave his or her employment or not to fulfill his or her contractual obligations to Buyer.

9.	CONDITIONS TO CLOSING

9.1	Conditions Precedent to Buyer’s Obligations

The obligation of Buyer to close the transaction is subject to the satisfaction (or waiver) of the following conditions:

(i).	Seller shall have delivered all required documents to transfer the Assets to Buyer.

(ii).	No material adverse change shall have occurred in the financial condition or operation of the Business.

(iii).	All third-party consents necessary for the transfer of the Assets shall have been obtained.

9.2	Conditions Precedent to Seller’s Obligations

The obligation of Seller to close the transaction is subject to the satisfaction (or waiver) of the following conditions:

(i).	Buyer shall have paid the Closing Payment.

(ii).	All corporate approvals necessary for the transaction shall have been obtained by Buyer.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without regard to its conflicts of laws principles.

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10.2	Dispute Resolution. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof, the parties agree to first attempt to resolve the dispute through mediation.

10.3	Mediation. The parties agree to attempt to resolve any dispute through informal, good-faith discussions and, if those discussions do not resolve the issue, to engage in mediation. Mediation shall be conducted in Oklahoma City, Oklahoma, and shall be facilitated by a neutral third-party mediator agreed upon by the parties. If the parties cannot agree on a mediator, the mediator shall be appointed by a court of competent jurisdiction in Oklahoma. The mediation session shall be scheduled within sixty (60) days of the notice of mediation from either party. The costs of mediation shall be shared equally by both parties, unless otherwise agreed.

10.3	Jurisdiction. If the dispute is not resolved by mediation within sixty (60) days from the initiation of the mediation process (or such longer period as the parties may mutually agree in writing), then the dispute shall be resolved in state or federal courts located in Oklahoma City, Oklahoma.

10.4	Venue, Governing Law. The exclusive venue for the resolution of all disputes shall be the state or federal courts in Oklahoma City, Oklahoma, unless the parties mutually agree to a different location. The laws of the State of Oklahoma shall govern the resolution of all disputes, including any procedures not specifically addressed in this clause.

10.5	Awards and Remedies. The arbitrator shall issue a written award, which shall include a statement of the arbitrator’s findings and conclusions. The award shall be final and binding, and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrator shall have the authority to award damages, injunctive relief, and any other remedy available under the law.

10.6	Enforcement of Arbitration Award. The arbitration award shall be enforceable in any court of competent jurisdiction in Oklahoma. The prevailing party in the arbitration shall be entitled to recover its costs and attorney’s fees incurred in connection with the arbitration process, as determined by the arbitrator.

10.7	Exceptions. This provision shall not prevent either party from seeking provisional or interim relief in a court of competent jurisdiction in Oklahoma to preserve rights pending the completion of the arbitration process, including any requests for injunctive or equitable relief.

10.8	Waiver of Jury Trial. By agreeing to this arbitration provision, the parties knowingly and voluntarily waive their right to a trial by jury in connection with any disputes arising under this Agreement.

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11.	MISCELLANEOUS

11.1	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings or agreements, oral or written.

11.2	Amendments. This Agreement may be amended or modified only in writing, signed by both parties.

11.3	Severability. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses, or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or enforceable provision(s), clause(s), or sentence(s) were omitted.

11.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5	Assignment. No party’s rights and obligations under this Agreement may be assigned without the prior written consent of the other parties and any attempted assignment in violation of the preceding sentence shall be void, provided, however, that Buyer may, at its option, assign its interest to an affiliate of Buyer or to a successor in interest, by merger or otherwise or to a lender to secure any loan from such lender to Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

11.6	Cumulative Rights and Remedies. All rights and remedies under this Agreement shall be cumulative, and none shall exclude any other right or remedy at law. Such rights and remedies may be exercised and enforced concurrently and whenever and as often as the occasion therefor arises.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase and Sale Agreement to be executed as of the date first written above.

SELLER:

County Line Industrial LLC

By:	/s/ Carter Fields
Name:	Carter Fields
Title:
Date:	4/8/2025

BUYER:

Safe & Green Holdings Corp.

By:	/s/ Mike McLaren
Name:	Mike McLaren
Title:	Chief Executive Officer
Date:	4/8/2025

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Schedule A

Copy of Executed LOI

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Schedule B

Copy of Due Diligence Checklist Responses

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Schedule C

List of Assets

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Schedule D

Employment Offer Letter - Carter Fields

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Schedule E

Contractor Agreement - Rig Welder

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